Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 West Street, New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

BELL ATLANTIC 1985 INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

Catherine T. Webster

Senior Vice President and Treasurer

Verizon Communications Inc.

140 West Street

New York, NY 10007

(Name and address of agent for service)

(212) 395-1000

(Telephone number, including area code, of agent for service)

Copy to:

David S. Kauffman, Esq.

Vice President and Associate General Counsel

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

(908) 559-6174

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.10 per share	13,000,000	$37.66	$489,580,000	$15,031

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plan. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.
(2)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on April 25, 2007, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by the registrant with the Securities and Exchange Commission (File No. 1-8606), are incorporated by reference in this registration statement and made a part hereof:

(a)	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	the registrant’s Current Reports on Form 8-K filed on January 4, 2007, January 16, 2007, January 31, 2007, February 6, 2007 and March 7, 2007; and

(c)	The description of the registrant’s Common Stock contained in the registration statement on September 23, 2003 on Form S-3, File No. 333-109028, and any amendment filed for the purpose of updating this description.

In addition, Verizon incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These documents are considered to be a part of this prospectus, effective as of the date each of the documents is filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above either from the SEC, through the SEC’s Web site at the address described above or through Verizon’s website address www.verizon.com. This information is included in “Investor Information” on our website. Alternately, Verizon will provide you with copies of these documents without charge upon oral or written request to:

Verizon Communications Inc.

One Verizon Way

Basking Ridge, NJ 07920

Telephone: (212) 395-1525

Attention: Investor Relations

These documents are available from Verizon without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

Experts

The consolidated financial statements of Verizon Communications Inc. (Verizon) incorporated by reference in Verizon’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Verizon management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Verizon Communications Inc. (“Verizon”) Common Stock to be issued in connection with this registration statement will be passed upon for Verizon by William P. Barr, its Executive Vice President and General Counsel. As of March 31, 2007, Mr. Barr was the beneficial owner of approximately 13,901 shares of Verizon Common Stock and had options to purchase an aggregate of 1,536,558 shares of Verizon Common Stock within the next 60 days.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of the Verizon Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Restated Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

The Verizon Restated Certificate of Incorporation limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number

5	Opinion of William P. Barr, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of William P. Barr (Included in Exhibit 5).

24	Powers of Attorney.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on May 2, 2007.

VERIZON COMMUNICATIONS INC.

By:	/s/ Catherine T. Webster
Catherine T. Webster
Senior Vice President and Treasurer

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, as amended, the Verizon Employee Benefits Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on May 2, 2007.

BELL ATLANTIC 1985 INCENTIVE STOCK OPTION PLAN

By:	Verizon Employee Benefits Committee

By:	/s/ Marc C. Reed
Marc C. Reed, Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* James R. Barker	Director	May 2, 2007

* Richard L. Carrión	Director	May 2, 2007

* M. Frances Keeth	Director	May 2, 2007

* Robert W. Lane	Director	May 2, 2007

* Sandra O. Moose	Director	May 2, 2007

* Joseph Neubauer	Director	May 2, 2007

* Donald T. Nicolaisen	Director	May 2, 2007

* Thomas H. O’Brien	Director	May 2, 2007

* Clarence Otis, Jr.	Director	May 2, 2007

* Hugh B. Price	Director	May 2, 2007

SIGNATURE	TITLE	DATE

* Ivan G. Seidenberg	Chairman and Chief Executive Officer (principal executive officer)	May 2, 2007

* Walter V. Shipley	Director	May 2, 2007

* John W. Snow	Director	May 2, 2007

* John R. Stafford	Director	May 2, 2007

* Robert D. Storey	Director	May 2, 2007

* Doreen A. Toben	Executive Vice President and Chief Financial Officer (principal financial officer)	May 2, 2007

* Thomas A. Bartlett	Senior Vice President and Controller (principal accounting officer)	May 2, 2007

* By:	/s/ Catherine T. Webster
Catherine T. Webster
(as attorney-in-fact)

EXHIBIT INDEX

Exhibit No.
5	Opinion of William P. Barr, Esq., Executive Vice President and General Counsel of Verizon Communications Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of William P. Barr (Included in Exhibit 5).

24	Powers of Attorney.